Exhibit 99.1

SailPoint Names Colleen Healy as Chief Financial Officer

AUSTIN, Feb 22, 2022 – SailPoint Technologies Holdings, Inc. (NYSE: SAIL), the leader in enterprise identity security, today announced Colleen Healy as its new Chief Financial Officer (CFO). Healy has nearly 30 years of finance and operational experience in the technology and financial services industries. During her nearly 20-year tenure at Microsoft, she held various roles in finance and operations, including as general manager of the company’s U.S. Industry for Financial Services and as head of Investor Relations. Healy steps in as SailPoint’s CFO as of March 16, 2022, replacing interim CFO Cam McMartin who will step down on March 15, 2022.

“SailPoint is experiencing tremendous momentum, and I’m proud to welcome Colleen as our CFO to round out our leadership team. Colleen is a strategic finance executive with a successful track record of leading finance organizations. Her outstanding leadership qualities honed at one of the world’s most iconic technology companies will complement the SailPoint team well,” said Mark McClain, CEO at SailPoint. “With her growth mindset, focus on values and experience implementing compelling operating plans, Colleen is positioned to make a positive impact as a leader at SailPoint.”

McClain continued, “I would also like to extend a heartfelt thank you to Cam for stepping in as interim CFO these last few months. He’s been an invaluable part of the SailPoint team for a very long time, and I look forward to continuing to reap the benefits of his expertise and guidance as he continues to serve on our board of directors.”

About Colleen Healy

Colleen Healy is a growth-driving finance leader. Healy most recently served as the Chief Financial Officer of Basis Global Technologies, Inc. (formerly Centro, Inc.). Previously, she served as Vice President and Global Divisional Chief Financial Officer at Hill-Rom Holdings, Inc. and Vice President, Investor Relations at TransUnion. Before that, Healy spent nearly 20 years with Microsoft in various capacities, including General Manager and Head of U.S. Industry for Financial Services, Head of Investor Relations, and Senior Director, Treasury and Capital Markets Group. She started her career in investment banking as an analyst with Credit Suisse (formerly First Boston). Healy holds a Bachelor of Business Administration from the University of Michigan.

“SailPoint is well-known as the leader in identity security. I’m thrilled to be joining at a time when identity security has become so broadly recognized as the foundation for securing the modern enterprise,” said Colleen Healy, CFO at SailPoint. “Mark and the team have built a solid company with an outstanding culture that focuses on impact, innovation and an obsession with customer success. It’s an exciting time to join SailPoint and I look forward to contributing to the team, as we strive for continued growth, while ensuring we meet the future needs of our global customer base.”

Forward-Looking Statements:

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including regarding the Company’s expectations regarding the Chief Financial Officer transition. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “will be,” “will likely result,” “should,” “expects,” “plans,” “anticipates,” “could,” “would,” “foresees,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements are not guarantees of future performance, but are based on management’s current expectations, assumptions and beliefs concerning future developments and their potential effect on us, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Our expectations expressed or implied in these forward-looking statements may not turn out to be correct. Our results could be materially different from our expectations because of various risks.

Important factors, some of which are beyond our control, that could cause actual results to differ materially from our historical results or those expressed or implied by these forward-looking statements include the following: the effect of the COVID-19 global pandemic and its aftermath, as well as governmental, business and other actions in response, on the global economy and on our business; our ability to achieve and sustain profitability; our ability to sustain historical growth rates; our ability to attract and retain customers and to deepen our relationships with existing customers; an increased focus in our business from selling licenses to selling subscriptions; breaches in our security, cyber-attacks or other cyber-risks; interruptions with the delivery of our SaaS solutions or third-party cloud-based systems that we use in our operations; our ability to compete successfully against current and future competitors; the length and unpredictable nature of our sales cycle; delayed effects on our operating results from ratably recognizing some of our revenue; fluctuations in our quarterly results; our ability to maintain successful relationships with our channel partners; the increasing complexity of our operations; real or perceived errors, failures or disruptions in our platform or solutions; our ability to adapt and respond to rapidly changing technology, industry standards, regulations or customer needs, requirements or preferences; our ability to achieve and maintain an effective system of disclosure controls and internal control over financial reporting; our ability to comply with our privacy policy or related legal or regulatory requirements; our ability to accurately forecast our estimated annual effective tax rate for financial accounting purposes; our ability to successfully identify, acquire and integrate companies and assets; our ability to maintain high-quality customer satisfaction; and our ability to maintain and enhance our brand or reputation as an industry leader. These and other important risk factors are described more fully in our reports and other documents filed with the Securities and Exchange Commission (“the SEC”) including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our most recently filed Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

Any forward-looking statement speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

About SailPoint

SailPoint is the leader in identity security for the modern enterprise. Harnessing the power of AI and machine learning, SailPoint automates the management and control of access, delivering only the required access to the right identities and technology resources at the right time. Our sophisticated identity platform seamlessly integrates with existing systems and workflows, providing the singular view into all identities and their access. We meet customers where they are with an intelligent identity solution that matches the scale, velocity and environmental needs of the modern enterprise. SailPoint empowers the most complex enterprises worldwide to build a security foundation grounded in identity security.

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Investor Relations

ICR for SailPoint

Brian Denyeau, 512-664-8916

investor@sailpoint.com

or

Media Relations

SailPoint Technologies Holdings, Inc.

Natalie Reina, 956-878-9176

Natalie.reina@sailpoint.com